CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Universal Guardian Holdings Corporation and Subsidiaries

Irvine, California

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 13, 2004 covering the consolidated financial statements of Universal Guardian Holdings Corporation and Subsidiaries (the “Company”), for the years ended December 31, 2003 and 2002 to be included in this registration statement on Form SB-2 to be filed with the Commission on or about February 14, 2005.

We also consent to the use of our Independent Registered Public Accounting Firm’s Report dated December 2, 2004 covering the combined financial statements of Strategic Security Solutions International, Inc. (UK Company), Strategic Security Solutions International, Inc. (British Virgin Islands Company), and TAG 24 Limited, for the years ended March 31, 2004 and 2003 to be included in this registration statement on Form SB-2 to be filed with the Commission on or about February 14, 2005 by the Company.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

February 11, 2005